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                                                                    Exhibit 10.2

                 INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS
                                 LOCAL UNION 396

                                     [LOGO]

                                    IBEW 396
                              3520 BOULDER HIGHWAY
                               LAS VEGAS, NV 89121
                                 (702) 457-3011


                          EFFECTIVE 2/1/2002 - 2/1/2005



                                     [LOGO]

                              NEVADA POWER COMPANY
                                6226 W SAHARA AVE
                               LAS VEGAS, NV 89103
                                 (702) 367-5000


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                                    AGREEMENT


This Agreement, made and entered into as of FEBRUARY 1, 2002, by and between Nevada Power Company, a corporation, hereinafter referred to as the Company, and Local Union No. 396 of the International Brotherhood of Electrical Workers, an affiliate of the A.F.L./C.I.O., hereinafter referred to as the Union.

                                   WITNESSETH

Whereas, for the purpose of facilitating the peaceful adjustments of differences that may arise from time to time between the parties hereto, and to promote harmony and efficiency to the end that the Company, the Union and the general public may mutually benefit. Now therefore, in consideration of the provisions, covenants and conditions herein contained, the parties hereto agree as follows, to-wit:

                                  ARTICLE NO. 1
              INTRODUCTION/CONTINUITY OF SERVICE/NON-DISCRIMINATION

1.1 INTRODUCTION: The Company, in Clark and Nye counties, in the state of Nevada, a public utility engaged in the service of generating, transmitting and distributing electric power and energy, hereby recognizes Local Union No. 396 of the International Brotherhood of Electrical Workers, A.F.L./C.I.O., as the exclusive bargaining agent for its employees who are employed in Customer Service, Energy Services, LGS Billing, Districts, Material/Warehousing, Reprographic Services, Mail Room/Receiving Departments, Line, Fleet Services, Meter Services, Communications, Materials, Generation, Substations, and Survey Organizations excluding all supervisory, confidential and professional employees within the meaning of the National Labor Relations Act, such covered employees more specifically defined in
           Exhibit I (CLASSIFICATION DESCRIPTIONS), for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment and other conditions of employment which may be subject to collective bargaining.

1.2 CONTINUITY OF SERVICE: It is mutually recognized that the interest of the Company, the Union and the welfare of the general public, requires the continuous rendering of service by the Company, and the parties agree that recognition of such obligations of continuous service is imposed upon both the Company and its employees.

           The Company, to facilitate the continuous performance of such service, agrees to meet with the Business Manager of the Union or his designated representative in reference to any matter within the scope of the Agreement, and agrees that it will cooperate with the Union in its efforts to promote harmony and efficiency among all of the employees of the Company.


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           The Union agrees that the employees covered by this Agreement, will not be called upon or permitted to cease or abstain from the continuous performance of the duties pertaining to the positions held by them with the Company. The Company agrees to do nothing to provoke interruption of or to prevent such continuity of performance as required in the normal and usual operations of the Company's property. It is mutually agreed that any difference that may arise between the above parties shall be settled in the manner hereinafter provided.

           The Union agrees that the employees covered by this Agreement will individually and collectively perform loyal and efficient work and service and that they will cooperate in promoting and advancing the welfare of the Company and the protection of its service to the public at all times.

           The Union agrees that there will be no strikes, stoppages of work or slowdowns of the Company's operations during the term of this Agreement, and the Company agrees that there will be no lockouts during the term of this Agreement.

1.3 NON-DISCRIMINATION: Neither the Company nor the Union will discriminate against any employee in the application of the terms of this Agreement because of race, religion, sex, age, color, national origin, veteran status, disability or any other legally protected status. It is understood that job titles used in this Agreement, which indicate the male gender, are not intended to restrict classifications to employees of the female gender.

1.4 LAWS: It is understood and agreed that if mandatory laws or government rules or regulations applicable to or in conflict with any of the provisions of this Agreement become effective and binding upon the parties, such conflicting provisions of this Agreement shall be subject to modification as required and the parties shall meet and confer to determine mutually agreeable language to conform to the laws, government rules and/or regulations.

           If laws, government rules and/or regulations hereafter enacted require changes in the structure and/or services provided by the Company, then the Company and Union will, upon mutual consent, reopen negotiations concerning the terms of this Agreement that are directly affected by the changes.

1.5 AMENDMENT: This Agreement shall be subject to amendment at any time by mutual consent of the parties. Such amendment must be written, state the effective date of the amendment, and be executed in the same manner as this Agreement.

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                                  ARTICLE NO. 2
                                 UNION SECURITY

2.1 UNION DUES: The Company shall deduct money from Union employees' wages and pay it to the proper officers of the Union, provided the employee who is a member of the Union individually and voluntarily authorized such deduction to be made. The form of the check-off authorization is attached to this Agreement as Exhibit III (CHECK OFF AUTHORIZATION). The Union shall hold the Company free and harmless from any claims or damages from any party whatsoever for making deductions and shall indemnify the Company against any and all claims or damages, which may originate from the dues check-off process.

2.2 NEW EMPLOYEES: The Company agrees to notify the Union of the name and address of new employees within thirty, (30) days of their date of hire. The Union Business Manager and / or a designated representative and the Human Resources Representative will participate jointly in New Employee Orientation; this will provide an overview of Nevada work law and the goals and responsibilities of both the Union and the Company.


                                  ARTICLE NO. 3
                        EXCLUSIVE FUNCTIONS OF MANAGEMENT

3.1 BUSINESS MANAGEMENT: The supervision and control of all operations and the direction of all working forces, including the right to hire, to suspend or discharge for proper cause, to transfer employees, to relieve employees from duty because of lack of work and for other legitimate reasons, is vested exclusively in the Company.

3.2 DISCIPLINE: The Company retains the right to exercise discipline in the interest of good service and the proper conduct of its business, provided an employee who has been laid off, discharged, or disciplined shall be advised of the reason or reasons for such action and shall be allowed suitable representation, if so desired, at the time such reasons are provided. Furthermore, should the employee or the Union feel that the terms or conditions of this Agreement have been violated, either shall be entitled to grieve such action in accordance with the provisions set forth in Article 8 (GRIEVANCE PROCEDURE) of the Agreement.



                                  ARTICLE NO. 4
                                 UNION ACTIVITY

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4.1        UNION BUSINESS: An employee who requests time off for Union activities, in addition to regular time off, shall be granted such request if such time off will not inconvenience the operations of the Company or increase its operating expenses; provided further, that such employee shall receive no compensation from the Company for such time off.

           UNION STEWARD BUSINESS: The Union steward shall, upon request to the supervisor, be allowed reasonable time during regular working hours, without loss of pay, to attend to Union matters on the job, provided such time is not used for solicitation of membership or collection of dues, and does not interfere with regular work schedules.

4.2 BULLETIN BOARDS: The Company agrees to permit the Union to use reasonable space for the purpose of posting officially signed Union bulletins upon the bulletin boards and/or electronic mail, which are furnished by the Company.

4.3        CONTRACTING WORK:  REFER TO ALL TABS


                                  ARTICLE NO. 5
                               STATUS OF EMPLOYEES

5.1        EMPLOYEE STATUS DESIGNATION: REFER TO TABS

5.2 APPLICATION REFERRAL: The Company recognizes the Union as a valuable source for employment referrals, due to the mutual interest in the profitability of the Company. As such, when additional employees are needed to do work which comes under this Agreement, the Company will indicate its requirements, relative to knowledge, skills, and abilities, and will give the Union an equal opportunity to refer applicants for employment. The Company retains the right to evaluate each candidate and make the final hiring decision.

5.3 TEMPORARY LAYOFF PROVISIONS: In recognition of the competitive nature of the utility business, innovative solutions are required when unforeseen challenges present themselves. Accordingly, there may be operational circumstances that would permit the temporary layoff of employees for short-term periods of time, out of line of seniority, on a voluntary basis. These provisions are detailed in Exhibit IV (TEMPORARY LAYOFF PROVISIONS) of this Agreement.

5.4        LAYOFF PROVISIONS:
           DEFINITION OF QUALIFIED: For purposes of defining "qualified", as used in this Article, the definition shall be that an employee is qualified to perform any position, in either Collective Bargaining Agreement, which the employee has

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           previously occupied at the Company or any position that is an equal or lower classification.

           NOTIFICATION: If it becomes necessary for the Company to layoff regular employees due to lack of work, the Company shall give affected employees as much notice as possible; but in no event shall employees receive less than twenty-one (21) calendar days notice of layoff. Where temporary, part-time and probationary employees are involved, no notice of layoff is required.

           SENIORITY: Layoff in all cases due to lack of work will be determined by Company seniority within the classification affected by the layoff. If two (2) or more employees have the same Company seniority date, the following process will be used for breaking the tie:
           Alphabetically by Hired Last Name ... if last names are the same, then First Name ...if last name and first name are the same, Middle Name; if last name, first name and middle name are the same, month, day of birth, and year will be used. Employees who are to be laid-off will be permitted to displace a less senior person in any classification for which they are qualified.

           RETURN TO BARGAINING UNIT: A member of the bargaining unit being transferred to a non-represented position shall retain Company seniority for all purposes including layoff, if the employee is returned to the bargaining unit within one (1) year of the initial transfer. Employees who leave employment for any reason and return to the bargaining unit within 12 months or less will have their time bridged for seniority, vacation, sick leave, and benefits. There will be no probationary period.

           FOUR (4) YEAR QUALIFIER: Any MPAT employee of the Company who accepts a position in the bargaining unit will establish a new date of seniority for the purpose of future layoffs, except as defined above. This date will reflect the day in which these employees accept such a position and will be effective for four (4) years. If there is a reduction in classifications in the bargaining unit, these employees will use the above-mentioned date as their seniority date for the purpose of this reduction or layoff. After four (4) years of service in the bargaining unit, any employee impacted by this language, will be credited with all Company seniority for the purposes of reduction in classification or layoff.

           RECALL: In the event of a recall, the Company shall provide notification to affected employees by certified mail to their address of record. Such employees must keep the Company informed of the address where they can be reached. Recalled employees must report to work no later than fourteen (14) calendar days from the date the certified letter was mailed. Employees who do not report to work within fourteen (14) days from the date the letter was mailed will be considered a voluntary quit. Employees will only be considered for recall to the classification from which they were laid-off, unless they make a written application within fourteen (14) calendar days from the date of notification of

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          layoff, to human resources, for any other position for which they are qualified. Applications that do not meet this time frame will only be considered after all timely applications have been honored. Employees must submit a written notice to human resources to rescind their application for consideration for previously held positions prior to formal notification of return to work. Any employee who refuses a recall to any requested position will be considered a voluntary quit and will waive all recall rights to any other position. Employees who have displaced a less senior person in any classification shall be given an offer to return to their former jobs if the vacancy is in their former classification. Recall rights shall cease on any layoff in excess of twelve (12) months.

          TEMPORARY RECALL: In the event of a temporary recall, in accordance with Article 4.3 (Contracting Work), an employee may decline such temporary recall without waiving their rights for recall to a regular position, provided the temporary assignment is for less than ninety
          (90) days. If an employee accepts a temporary assignment, all benefits will be reinstated upon return to work and they will have recall rights for one(1) year from the date of any subsequent layoff. This right does not expire until the employee has returned to work or refused an offer to return to work. Any subsequent layoff will not create a liability for an additional severance benefit in accordance with this Article.

          EMPLOYMENT STATUS: Any regular employee who is laid-off due to lack of work has a right to replace any part-time or temporary employee within
          (5) working days after notification of layoff, provided the regular employee is qualified to perform the duties of the position filled by the temporary employee. If a regular employee is laid-off because of lack of work and is subsequently offered and accepts the first recall for employment within one (1) year after layoff, the employee shall resume the status of regular employee and shall be credited with Company seniority previously accrued. Employees who are recalled in a classification previously held, or for one in which they are qualified, will not be required to serve another probationary period and will be eligible for benefits immediately. However, employees who leave the service of the Company due to voluntary severance in accordance with this Article, or layoff and who are re-hired after one
          (1) year from the date of layoff or severance shall not be credited with Company seniority at the time of re-employment and shall be required to serve a new probationary period. Upon completion of five
          (5) years of subsequent service, an adjusted date of hire will be calculated crediting actual time worked with the Company. This date will be used for the purposes of Company seniority and all related benefits.

5.5       SEVERANCE:
          BARGAINING UNIT SEVERANCE PAY PLAN: Severance Provision is for employees laid off due to lack of work. For the duration of the severance benefit period, employees will receive medical/dental/vision benefits based on whatever plan they were enrolled in at the time of layoff provided that they make any required premium contributions.

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           # Of weeks for each full year of continuous service (Max. 17 years) +
           Minimum # of weeks of severance One (1) = Maximum # of weeks of severance Eighteen (18)

           ENHANCED SEVERANCE & RETIREMENT BRIDGE PROGRAM: Employees are eligible for "enhanced severance & retirement bridge program" options if they are determined to be no longer required due to displacement as a result of sale, divestiture, merger, bankruptcy or any other business event as defined by the Company. Affected employee is defined as an employee in a specific classification and location. Employees who qualify for 85 point early retirement provision will be eligible for severance pay, if they choose to retire in lieu of exercising their "bumping rights".

           NOTIFICATION OF INDIVIDUALS: Company will notify Union and employees affected by the event as soon as possible.

           PLACEMENT: The Company and the Union will work to place affected employees in available positions for which they are qualified. Volunteers will be requested and selected by Company seniority. If there are no volunteers, reverse seniority will be used to select employees for the enhanced severance and retirement bridge program.

           Employees may be offered a comparable position, defined as the same headquarters location and wage (i.e. comparable or higher wage if qualified) The Employee will have 5 (five) working days to notify the Company of their decision. If the employee accepts the position, it will be awarded to them at the appropriate wage rate. If the Employee refuses the position, the Employee will be terminated with no severance. Any severance payment will be paid during the next regular pay period following the date of layoff.
           Employees may be offered a non-comparable position (defined as requiring relocation of greater than a 35 mile radius and/or a wage reduction): The Employee will have five (5) working days to notify the Company of his/her decision to accept the offer at the appropriate wage rate.
           If the Employee accepts and is awarded the position, he/she will be eligible for re-training, if required, and up to $2000 relocation expense. If the Employee declines, he/she will be eligible for:

           ENHANCED SEVERANCE DEFINED AS:

           - Two (2) weeks of base pay for each year of service, with a maximum of 52 weeks.
           - A lump sum payment of $4,500 for training or outplacement services.
           -    Six (6) months of Company paid COBRA

                                       OR

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           RETIREMENT BRIDGE OPTIONS:
           An affected Employee who has achieved eighty (80) points in combination of age and credited service at the time they are affected will not have to reach the minimum age 55 requirement for retirement or post retirement medical. The employee's retirement benefit will be reduced by 5% per year for each year under age 62

                                    EXAMPLE:
                    An employee who is age 49 with 31 years of service (for a total of 80 points) at the time they are affected would be eligible to "retire" and receive post retirement medical.

          An affected employee may add the following schedule of points to either their age or years of service or a combination thereof to affect their retirement eligibility. The employee must achieve a minimum age of 55 (including points) with at least ten (10) years of service to be eligible to retire and receive post retirement medical.

                             Years of Service         Points
                                     0-9                 0
                                   10-14                 3
                                   15-19                 4
                                     20+                 5

                                    EXAMPLE:

                         An employee who is age 52 with 28 years of service at
                    the time they are affected can add 3 points to their age and effectively become age 55 and 2 points to their years of service, which gives them 85 points. This qualifies them for an unreduced full retirement at the time they retire.

         Employees can select only one option - either Severance or Retirement Bridge. Employees who are eligible to retire without using the Retirement Bridge Program are still eligible for severance pay. If employee declines Enhanced Severance and Retirement Bridge Program options, they will be eligible for consideration under Article 5.4 "bumping rights".

         The severance calculation will apply with one (1) week per year with a minimum of one (1) week severance, i.e. a one-year employee would receive two (2) weeks of severance pay. Rehire rights will be limited to one (1) year. The Company will provide a list of affected employees and listings of job openings as they occur. The Union will be responsible for monitoring the program. When an employee exercises
         Article 5.4 "bumping rights", the affected employee (bumped employee) will start at the "placement" step of the enhanced severance and retirement bridge program.


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         See EXHIBIT A     ARTICLE No. 5.5 Severance Flow Chart

5.6 AFFILIATE COMPANY: It shall not be deemed a severance for the purposes of this Article if an employee is transferred to an affiliate of the Employer, which is bound to this Agreement provided that the Collective Bargaining Agreement covers the Employee's new position, and is the same as the position held before the transfer.


                                    EXHIBIT A
                                 ARTICLE NO. 5.5
                              SEVERANCE FLOW CHART

                                     [CHART]


                                  ARTICLE NO. 6
                         WORKING HOURS AND RATES OF PAY

ALTERNATIVE SHIFTS:
It is understood that with a thirty (30) day notice the Company or the Union may notify each other and discontinue use of alternative shifts.



                                 (REFER TO TABS)

                                  ARTICLE NO. 7
                            SENIORITY AND PROMOTIONS

7.1 SENIORITY: There shall be one (1) type of seniority, namely, Company seniority. Company seniority shall be considered in such matters as retirement, lay off, and whenever provisions of this Agreement refer to seniority. In cases, where two (2) or more employees have the same Company seniority date, the following process will be used for breaking the tie: Alphabetically by hired last name ... if last names are the same, then first name ... if last name and first name are the same, middle name; if last name, first name and middle name are the same, month, date of birth, and year will be used.

7.2 SENIORITY POSTINGS: The Company shall post a Company seniority list on bulletin boards every six (6) months and shall mail a copy of this list to the

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           Union when the list is posted and after any corrections are made.
           Any seniority corrections should be made in writing to Human
           Resources.

7.3        STAFFING VACANCIES:
           POSTING REQUIREMENT: When there are no qualified employees who have requested an intra-departmental work location change into job vacancies, which are expected to last for more than ninety (90) days, the Company shall post such job vacancies or new jobs on bulletin boards and electronic mail for a period of fourteen (14) calendar days. It shall be the duty of the Company to set forth in said bulletins the nature of the job, its location and duties, reasonable qualifications required and the rate of pay, unless such information is listed in the collective bargaining Agreement. At the same time, the Company will furnish the Union a copy of this bulletin. Employees may file their applications in the Human Resources department by Company mail or by U.S. mail. However, the Company may not consider any application received after the job bid closing date. All job vacancies must be awarded within twenty-one (21) calendar days of the job bid closing date. If the award is not made within twenty-one (21) calendar days, and is not delayed due to vacations or bid hearings, the successful employee will be paid the new rate for the period from the twenty-one (21) days to the date of the award. This does not apply to the time frame of up to three (3) weeks after the award for the purpose of transitioning responsibilities.

           JOB POSTING SYSTEM: The Company shall publish job posting and awarding procedures, which, at a minimum, comply with the provisions of this Agreement. These procedures will constitute the Company's job posting system. Any bargaining unit employee covered by the Collective Bargaining Agreement may apply and compete equally for any position within the Company. Employees are disqualified from bidding if they have a letter of discipline, which is less than one (1) year old in their Human Resources personnel file.

           SELECTION CRITERIA: Exclusive of the provisions of Articles 7.9 (INTRA-DEPARTMENTAL WORK LOCATION CHANGE), in filling vacancies the following factors shall be considered:
                - Trade Knowledge
                - Training
                - Past performance with the Company
                - Ability, skill, adaptability, efficiency
                - In addition, the Company retains the right to administer equally fair tests, demonstrations, or physical assessments when such tests will assist materially in determining the qualifications of employees.

           When, in the discretion of the Company, all factors are substantially equal, Company seniority shall govern.

           INTERVIEW: If an interview is scheduled, then the Company will contact the Union Business Manager or Assistant Business Manager at least three (3) days prior to any scheduled interviews. The Union Business Manager or designated representative will observe as a neutral.

           HEARING PROCEDURES: In lieu of any grievance procedure concerning
           Article 7.3 (STAFFING VACANCIES), the Company shall offer the three
           (3) most senior bidders (if applicable) and the employee with the second highest matrix score (if applicable) who are more senior than the successful bidder a hearing before the bid committee with the steward for the department, the senior person or persons and one (1) other Union member. If the number of senior bidders exceeds the parameters mentioned above, a group meeting will be conducted with the remaining senior bidders to explain the decision and answer any relevant questions. The Company shall not assume any penalty for bid hearings that are delayed.

           NO QUALIFIED BIDDERS: If no applications are received from any qualified bargaining unit employees within the posting period, before filling the position from outside of the bargaining unit, the Company shall follow the provisions described in the Transfer Policy.

7.4 TEMPORARY APPOINTMENTS: Wherever a vacancy occurs in any job classification, the Company may, at its discretion, temporarily fill such vacancy. If practical, any such temporary appointment shall be given to an employee who would be eligible under the provisions of this Agreement, however this will not conflict with Clerical Article
           5.1 (Employee Status Designation).

7.5 MOVING EXPENSES: Should the Company assign an employee, who has not volunteered, for reassignment, to an established Company headquarters located more than thirty (30) driving miles by the most reasonable route from his regularly established Company headquarters, and such assignment is not temporary in nature, the Company will pay the employee $2000 for moving expenses, for the purpose of establishing a new primary residence, within a two (2) month period immediately following such assignment. In addition, the Company shall pay the actual costs to relocate a mobile home, which is the employee's primary residence.

7.6        SUBDEPARTMENTS: REFER TO TABS

7.7 TIME IN CLASSIFICATION PAY: When employees are awarded bids in a different sub- department from which they are working, their rate of pay for the awarded job shall be the rate established for the classification as listed in the appropriate Agreement. If an employee has previously occupied the position, the employee shall be given credit for time spent in that position for the purposes of establishing the new rate. Where the awarded job has more than one rate, such rates being based on time spent in classification, employees shall be assigned the starting rate for the new classification unless such rate will result in a lesser rate than their former classification. If assigning the starting rate to employees awarded the job would result in a lesser rate than their last rate, employees shall be granted one (1) year of credit or the amount of their Company seniority, which ever is less, as time spent in the new classification for the purpose of establishing their new rate of pay.

7.8 TRIAL PERIOD: Employees promoted or transferred in accordance with this Article shall be employed on the job to which they were promoted or transferred for a reasonable trial period not to exceed six (6) months. If, following the trial period, they are still unable to perform the job to which they are promoted or transferred, they shall be returned to the former job classification they held or to their former or another job classification of similar requirements and the previous rate of pay, as determined by the Company. Employees who are returned to another classification in accordance with this Article shall not be permitted to bid on another position for six (6) months from the time they are returned. Employees who voluntarily return to their former job classification within ninety (90) days shall be returned to their former job classification or another job classification of similar requirements, as determined by the Company, and at their previous rate of pay. If a vacancy does not exist at the time that the employee volunteers to return, he/she will be returned to their former job classification or another job classification of similar requirements when a vacancy exists.

                                    EXAMPLE:
            An FSR is awarded an apprentice position. Before 90 days,
             he decides that he no longer wants to be an apprentice.
               He is then returned to an FSR position (or similar
                     position) at his previous rate of pay.


                                    EXAMPLE:
  an FSR is awarded an apprentice position. After 90 days but before 6 months, he decides that he no longer wants to be an apprentice; he is then returned to an AFR position at the AFR rate of pay.

7.9        INTRA-DEPARTMENTAL WORK LOCATION CHANGES: REFER TO TABS

                                  ARTICLE NO. 8
                               GRIEVANCE PROCEDURE

8.1 DEFINITION: A grievance shall be defined as a dispute regarding the interpretation and application of the provisions of this Agreement filed by the Union or by an employee covered by this Agreement alleging a violation of the terms and provisions of this Agreement. However, disputes specifically excluded in other Articles of this Agreement from the Grievance Procedure shall not be construed as within the definition set forth above.

8.2 TIME LIMITATIONS: The Company and the Union recognize the mutual gains process as an effective tool in resolving differences in the work place. Once timely notification of a grievance has been given, the Union and Company may mutually agree to extend the time limitations to ensure that interests are clearly defined, witnesses and all persons involved receive proper notification and are able to attend, evidence is accurate, and remedies are thoroughly explored before moving to the next step. However, it is in the interest of both the Company and the Union to expedite the process and encourage the timely resolution of the issue in order to satisfy established time constraints.

           The Union and Company, by mutual Agreement, may elect to bypass certain steps, due to the nature of the grievance.

           Except by mutual Agreement to extend the time limitations, an arbitrator shall not have the authority to excuse a failure by the Union, the Company or the aggrieved employee to comply with the time limitations set forth, regardless of the reason given for such failure.

8.3        GRIEVANCE PROCESS:
           NOTIFICATION: When a dispute arises relative to the administration of the provisions of this Agreement, the employee and/or Union Steward must complete a mutual gains issue form and submit it to the appropriate supervisor for signature no later than thirty (30) calendar days after the grievance first arises. The time period shall start from the first day the Company can show that the Union or an employee affected by the Company's action knew or should have known of the situation.

           It is in the best interest of both parties to keep the same Steward involved from start to finish. The Company will make a reasonable effort to use the same Steward throughout the process. The time limitations may be extended to accommodate this provision.

           At each step in the process, the Union shall officially sign off on the mutual gains issue and grievance forms, verifying that their interests have been satisfied or to pursue resolution at the next step.

           STEP ONE (MUTUAL GAINS MEETING - SUPERVISOR): The supervisor shall schedule a meeting with the grievant and steward within seven (7) calendar days of receipt of the mutual gains issue form. The grievant and the supervisor will define interests and work on resolving the issue in a manner satisfying those interests. If the issue is not resolved at step one (1), the mutual gains issue form may be referred by the Union to the next level of supervision within three (3) calendar days of the step one (1) meeting.

           STEP TWO (MUTUAL GAINS MEETING - LEVEL II SUPERVISION): The next level of supervision shall schedule a meeting with the grievant, steward, and supervisor within seven (7) calendar days of receipt of the mutual gains issue form. The grievant and supervision will define interests further and work on resolving the issue at this level. If they are unable to satisfy interests, the Union may request a formal hearing within three (3) calendar days of the step two (2) meeting.

           STEP THREE (MUTUAL GAINS HEARING):
           The level II supervisor shall schedule a hearing with the grievant, steward, supervisor, and official Union and Human Resources representatives (HR Partner and Senior Labor Relations Consultant) within seven (7) calendar days of receipt of the mutual gains issue form. Witnesses will be designated to testify and related evidence shall be submitted. Those in attendance shall discuss possible remedies, which will be implemented upon final approval by the official Union and Labor Relations representatives. This joint decision shall be final and binding on all parties. If, at the conclusion of step three (3), the two (2) parties are unable to resolve the issue, the grievance shall be reduced to writing on the grievance report form, citing the Article and/or section of this Agreement which has been allegedly violated, and the Company shall sign, date, and acknowledge receipt of such grievance.

           STEP FOUR (UNION/COMPANY MEETING):
           The Union Business Manager and Director of Human Resources shall schedule a meeting within ten (10) calendar days of receipt of the grievance report form. The department supervisor and/or manager, and the grievant and/or Union steward and Union and Human Resources representatives who were present at step three (Mutual Gains Hearing) may be present at the request of either party. The Company and Union shall review the information provided, conduct further investigation if necessary, and shall render a joint decision which shall be final and binding on all parties. If the grievance is not settled at step four (4), the Company will communicate its position in writing within five (5) calendar days of the step four (4) meeting. This written notification will be sent via certified mail.

           STEP FIVE (ARBITRATION): Within fifteen (15) calendar days of receipt of management's position, the Union may request arbitration by delivering a written notice to the Labor Relations office of its intent to arbitrate the dispute. If the Union does not respond within fifteen (15) calendar days, the issues involved in the grievance will be considered resolved and the matter closed.

           Within five (5) working days after receipt of the notice of intent to arbitrate, the parties will request the Federal Mediation and Conciliation Service to furnish a list of five (5) arbitrators from the southwest region of the United States from which the arbitrator shall be selected. Such selection shall be accomplished by the Union and the Company striking one (1) name from the list in turn until only one (1) name remains.

           In recognition of the magnitude of such decisions, arbitration relative to termination grievances shall be expedited whenever possible. Unless mutually agreed to extend the time limitations in writing, these grievances should be arbitrated within six (6) months of the termination date.

           The arbitrator's decision shall be submitted in writing and shall be final and binding on all parties to this Agreement. Nothing contained in this contract or any part thereof shall affect or apply to the Union in action it may take against the Company for failure to comply with any legally enforceable decision reached through arbitration. The cost of the arbitrator and the cost of necessary expenses required to pay for facilities and recording of the hearing of cases, shall be borne equally by the Company and the Union. The arbitrator shall not have the authority to modify, amend, alter, add to, or subtract from any provision of this Agreement.


                                  ARTICLE NO. 9
                                     SAFETY

9.1 MUTUAL INTERESTS: The Company and the Union share a mutual interest in fostering safe working conditions for all employees. The Company and the Union will endeavor to create programs, procedures and policies which will define Nevada Power Company and IBEW Local No. 396 as leaders in providing and promoting a safe workplace. The Company shall make reasonable provisions for the safety of employees in the performance of their work. The Union shall cooperate in promoting the realization of the responsibility of the individual employee with regard to the prevention of accidents.

9.2 SAFETY COMMITTEE: Each department shall have their own Safety Sub-committee, and at least one (1) representative from each departmental Safety Sub-committee shall serve on the Company's Safety Committee. The selection of the Company's Safety Committee members shall be made jointly by the Chairman of the Committee and the Business Manager of the Union. The Chairman of this Committee shall be selected by the Company. Each year thirty three and one third percent (33-1/3%) of the Committee members shall be replaced in accordance with the selection provision.

9.3 REPORTING DEFICIENCIES: Each member of the Safety Committee shall be expected to actively participate in identifying and reporting to the area safety representative any deficiency or unsafe condition discovered in the assigned work area. Recommendations to improve the operational safety shall be made to the manager, safety services, and to the department supervisor. A copy shall also be presented to the Chairman at the next Safety Committee meeting.

9.4 SAFETY MEETINGS: The Chairman shall hold Safety meetings at reasonable intervals subject to call.

9.5 SEMI-ANNUAL INSPECTIONS: Every six (6) months the Safety Committee Chairman shall appoint at least three (3) members to perform an inspection of the Company facilities. If required, these inspections may occur more often at particular facilities. The Committee Chairman may request additional employees who work at the site to assist in the inspection. The Company will allow the appointees reasonable time, as determined by the Chairman, to perform this inspection. They will prepare a written report, including recommendations for corrective actions and forward it to the Committee Chairman and Company President.

9.6 RULE VIOLATIONS: In the event employees violate safety rules published by the Company, the Company reserves the right to administer appropriate disciplinary action.

9.7 SAFETY INVESTIGATIONS: When a lost time disabling injury occurs as a result of a suspected careless act or unsafe working condition, a safety investigating committee shall be chaired by Safety Services to review the facts and reconcile safety deficiencies and recommend corrective action. A safety committee member designated by the Union and assigned to the work area in which the injury occurred, shall serve on the investigating committee.

9.8 INCLEMENT WEATHER: Employees who report for work on a scheduled work day and who, because of inclement weather or other similar cause, are unable to work in the field that day, shall receive pay for the full day. However, they may be held pending emergency calls and may be given first-aid, safety or other instruction, or they may be required to perform miscellaneous work in the yard, warehouse, or other sheltered locations. Through labor/management meetings, and in conjunction with safety services, each department shall establish policies, which clarify safe work procedures during inclement weather. Employees shall receive pay for time worked or time held on Company property or two (2) hours, which ever is greater.

9.9 RAIN GEAR: Employees who are required to work in the field will be assigned appropriate rain gear, which will be maintained by the employees and replaced by the Company when such gear is worn out in the course of employment and returned to the Company by the employee.

9.10 ENERGIZED PANELS: Employees who are assigned to work in the field will not be required to work on exposed and energized metering panels during rainy weather but may be assigned related duties as necessary.

9.11 HEALTH AND SAFETY: The parties hereto agree to cooperate in using all reasonable means to eliminate conditions of danger to either the general public, the Company or its employees. No employee shall knowingly engage in an unsafe act. Whenever it becomes necessary to employ day shift employees assigned to the Company's business offices, where security personnel are assigned, outside the normal work hours, and such work is during the hours of darkness, all arrivals and departures from Company owned parking facilities shall be observed and controlled by security personnel. Parking facilities shall, when possible, be adjacent to the Company's business offices. The Company agrees to furnish such safety devices and equipment including first aid kits, as may be reasonable and necessary for the health and safety of its employees, and the Union agrees, on behalf of the employees, that such equipment will be used.

9.12 ALCOHOL AND DRUG ABUSE: An employee who seeks professional treatment to correct a problem of excessive use or dependence on an alcohol or other controlled substances will be placed on medical leave of absence for such treatment. Available unused sick leave may be used while under professional treatment. Arrangements for treatment must be made with the Employee Assistance Program (EAP) Provider and the Company and such treatments will be kept as confidential as possible. Employees who receive such treatment will be expected to observe all conditions and attend all meetings which are required as part of the total rehabilitation program. Evidence of abstinence may be required as a follow-up and negative findings may result in termination.

                                 ARTICLE NO. 10
                                    HOLIDAYS

10.1 ELIGIBLE EMPLOYEES: Regular employees and probationary employees, who are eligible for benefits, shall be entitled to holidays off with pay. Employees on leaves of absence or disability leave are not entitled to holiday pay, except if the employee begins leave or returns from leave during the week of a holiday.

10.2 WORKED HOLIDAYS: Shift employees may be permitted to take holidays off which fall on their scheduled workdays. Employees scheduled to work on a holiday shall be paid at the rate of time and one-half (1-1/2) for time worked during regular working hours in addition to holiday pay. Employees who are called out to work on a holiday shall be paid at the rate of double time for time worked in addition to holiday pay. Time worked in excess of the regular workday will be paid at the appropriate overtime premium. Except for shift employees, holidays shall not be considered scheduled workdays.

10.3 COMPANY HOLIDAYS: When a holiday falls on a Saturday, the preceding Friday shall be observed, and when a holiday falls on a Sunday the following Monday shall be observed. Whenever an employee's regular days off are other than Saturday and Sunday, the first day off within the workweek shall be considered as Saturday and the second day off within the workweek shall be considered as Sunday for the purpose of this Article. A rotating shift employee working on a schedule which provides four (4) consecutive days off shall observe the day prior to the four (4) days if the holiday falls on the first of the four (4) days, and shall observe the day following the four (4) days if the holiday falls on any of the other three (3) days for the purpose of this Article.

10.4 FLOATING BIRTHDAY/HOLIDAY: An employee may observe the floating holiday on any workday of the year with mutual Agreement by the employee and supervisor. Or, with seven, (7) calendar day's notice, an employee shall observe the floating holiday on any workday, which falls in the same calendar week as the employee's birthday. For the purpose of this Article, the calendar week begins Sunday and ends Saturday. Should an employee be called in or required to work on a previously approved " holiday," the employee shall be paid the applicable overtime rate, except if both the employee and supervisor mutually agree to change the observance of the holiday. Employees who request to use their floating holiday for the purpose of recognizing a religious observance, will be accommodated whenever possible. Any difficulties in this regard should be forwarded to Human Resources.

-------------------------------------------------------------------------------
           HOLIDAYS               2002            2003             2004
-------------------------------------------------------------------------------
        New Years Day             Jan 1           Jan 1            Jan 1
-------------------------------------------------------------------------------
      Martin L King Day          Jan 21          Jan 20           Jan 19
-------------------------------------------------------------------------------
        Presidents Day           Feb 18          Feb 17           Feb 16
-------------------------------------------------------------------------------
         Memorial Day            May 27          May 26           May 31
-------------------------------------------------------------------------------
       Independence Day          July 4          July 4           July 5
-------------------------------------------------------------------------------
          Labor Day              Sept 2          Sept 1           Sept 6
-------------------------------------------------------------------------------
         Veterans Day            Nov 11          Nov 11           Nov 11
-------------------------------------------------------------------------------
       Thanksgiving Day          Nov 28          Nov 27           Nov 25
-------------------------------------------------------------------------------
     Thanksgiving Friday         Nov 29          Nov 28           Nov 26
-------------------------------------------------------------------------------
      Christmas Eve Day          Dec 24          Dec 24           Dec 23
-------------------------------------------------------------------------------
        Christmas Day            Dec 25          Dec 25           Dec 24
-------------------------------------------------------------------------------
  Floating Birthday\Holiday                 See Article 10.4
-------------------------------------------------------------------------------

10.5 BANKED HOLIDAYS: If eligible employees are required to work on any day observed as a holiday and are authorized to work for the straight time hourly rate of pay, then an equal number of hours will be allocated to their banked holiday account. With written consent of the Company, employees may carry over up to sixteen (16) hours of banked holidays to the next year.

10.6 PART-TIME, TEMPORARY AND BENEFIT INELIGIBLE EMPLOYEES: Part-time, temporary, and probationary employees will not receive pay for holidays not worked but shall be paid the appropriate overtime premium for all time worked on holidays.

10.7 SICK LEAVE IN CONJUNCTION WITH A HOLIDAY: An employee who does not report for work either the day before and/or the day after a paid holiday, and who has not been excused by his or her supervisor for either the day before and/or the day after a paid holiday shall receive no pay for the holiday. The Company may require satisfactory evidence of an employee's illness or injury before holiday pay will be granted. If the Company requires medical evidence, the Company must inform the employee of the requirement to provide evidence no later than two (2) hours after the employee's regular starting time on the day of the absence. If required and the employee does not comply with this request, the employee will not be paid for the holiday or the day of absence, and may be subject to disciplinary action.

10.8 ALTERNATIVE SCHEDULES: As a result of the implementation of alternative work schedules, any issues associated with the provisions of Article 10 (Holidays) will be resolved by Memorandum of Understanding between the Company and the Union.

                                 ARTICLE NO. 11
                                    VACATIONS

11.1 CONSIDERATIONS: Vacation with pay may be granted at any time during the calendar year in which it is earned, subject to the following considerations.

                - Desirability of scheduling in such a manner as will cause a minimum of interference with service to the Company's customers, and;
                - The selection of all vacation periods based on the employee's
                  Company seniority, provided the selection is made no later than March 31st.

11.2 FIRST TWO (2) CALENDAR YEARS OF EMPLOYMENT: Probationary and regular employees shall earn vacation during the first two (2) calendar years of their employment according to the month in which they are hired. Probationary and regular employees may request and be granted vacation anytime during this period.

           MONTH HIRED                                          VACATION HOURS
           -----------                                          --------------
           January....................................................80 hours
           February...................................................77 hours
           March......................................................73 hours
           April......................................................70 hours
           May........................................................67 hours
           June.......................................................63 hours
           July.......................................................60 hours
           August.....................................................57 hours
           September..................................................53 hours
           October....................................................50 hours

           November...................................................47 hours
           December...................................................43 hours

                                    EXAMPLE:

               If an employee is hired March 2002, the employee is granted 73 hours vacation to be used by December 31, 2003. New employees may carry their 73 hours vacation over in this scenario. In January 2004, the second year of employment, the employee will be granted 80 hours vacation to be used by December 31, 2004.

11.3 ACCRUED VACATION: Regular employees will be granted vacations, with straight time pay, according to the following schedule:

           AFTER CONTINUOUS SERVICE OF                        VACATION HOURS
           ---------------------------                        --------------
           2 years through 5 years..................................80 hours
           6 years through 12 years................................120 hours
           13 years through 20 years...............................160 hours
           21 years through 30 years...............................200 hours
           31 years and above......................................240 hours

11.4 VACATION ADJUSTMENTS: An employee's vacation accrual shall be adjusted for all periods of leave of absence including leaves for illness or injury as defined elsewhere in this Agreement by reducing the number of vacation hours accrued in direct proportion to the number of hours of leave within the employee's anniversary year. Such reductions shall be applied to any accrued and unused vacation available in the calendar year the adjustment is made, or when such adjustment exceeds the employee's available vacation, the excess shall be applied against the employee's next vacation accrual or the employee's final paycheck, whichever occurs first. It is understood that no adjustment to vacation accrual will be made for sick leave or during the first sixty (60) calendar days of any disability leave.

11.5 VACATION BONUS: In addition to the vacation accrued in accordance with the above schedule, (ARTICLE 11.3) any employee who completes ten (10) years continuous service and each five (5) years of continuous service thereafter, shall be granted a vacation bonus of forty (40) hours in the year such term of employment is attained. The vacation bonus will accrue, and may be taken subject to the provisions of this Article.

11.6 UNUSED VACATION: All unused or carried over vacation time accumulated in the year of termination of employment after an employee's first anniversary date, up to and including the employee's last day worked, shall be paid at termination of employment, at the employee's current base rate. This does not apply to the vacation bonus when the employee has not completed the minimum service specified.
                                    EXAMPLE:

               An employee terminates employment in June, the employee will only receive vacation pay for six months of that year; i.e. the employees' vacation allotment is 120 hours a year at time of termination he will be eligible for 60 hours of pay provided he hasn't used any vacation.

           It is understood that employees may not carry vacation time over to the following year without the written consent of the Company. This does not apply to Article 11.2 (Vacation First Two (2) Calendar Years of Employment).

           A regular employee who has been laid off for lack of work and is recalled within one (1) year, who has in excess of one (1) year Company seniority, shall accrue vacation in accordance with Article
           11.4 (VACATION ADJUSTMENTS).

11.7 DEPARTMENTAL POLICIES: Each department will develop standards and procedures for scheduling vacations, which, at a minimum comply with
           Article 11.1 (CONSIDERATIONS).

11.8 HOLIDAY WHILE ON VACATION: If a holiday occurs on a workday during an employee's vacation, it shall not be counted as hours of vacation. The employee shall receive straight time pay for the holiday.

11.9 HOSPITALIZED WHILE ON VACATION: Employees on vacation who become hospitalized for at least one day, shall not be required to use vacation time during the period of incapacitation. Employees who are capable of completing any light duty must choose to remain on vacation or report for light duty.

11.10 CALL-OUT WHILE ON VACATION: An employee shall not be expected to work on his regularly scheduled days off immediately preceding or following pre-scheduled vacation. However, if an employee is called out and accepts such an assignment on the regularly scheduled days off immediately preceding or following pre-scheduled vacation, the employee shall receive the appropriate overtime rate for this work. An employee called out during scheduled vacation will be paid double time for all hours worked and the employee may reschedule the unused portion of his vacation hours in accordance with Article 11.1 (CONSIDERATIONS) above, if the call-out was for work during the employee's normal work hours. Additionally, if the call-out creates rest time, the employee may reschedule vacation equal to the rest time earned from this assignment.


                                 ARTICLE NO. 12
                             SICK LEAVE / DISABILITY

INTRODUCTION
The Union agrees to share the responsibility in protecting the sick leave plan from abuses by any of its members, recognizing that the plan is intended to provide pay coverage under situations of actual need.

MEDICAL ATTENTION
Sick leave may be used for obtaining medical information or treatment including exams or treatments for care of the eyes or teeth of eligible employees. Such absences should be approved in advance where possible and limited to the time necessary for treatment or examination or recovery.

12.1 ELIGIBILITY: A regular employee with more than 1040 hours shall be entitled to accumulate sick leave with pay at the rate of eight (8) hours of sick leave for each month worked.

12.2 NOTIFICATION AND VALIDATION: The Company may require satisfactory evidence of an employee's illness or disability before sick leave will be granted. If an employee abuses the sick leave provisions of this Agreement by misrepresentation or falsification, the employee shall restore to the Company all sick leave payments received as a result of such abuse. An employee must notify their supervisor or a member of management, or see that their supervisor is notified, as soon as it is apparent that the employee will be unable to report for work. The employee must provide this notification before the beginning of the normal workday. The employee should notify the supervisor as far in advance as possible of the expected date of return. Lack of notification without a reasonable explanation will result in denial of sick pay benefits.

12.3 EXCLUSIONS AND EXCEPTIONS. Employees shall not be entitled to sick leave while on vacations (except as provided in Article 11.9 [HOSPITALIZED WHILE ON VACATION]), while temporarily laid off by the Company, during the period of notice of severance of employment, upon severance of employment, or while receiving disability payments or industrial compensation.

12.4 SICK LEAVE BONUS: Employees who are eligible for sick leave in accordance with Article 12.1 (ELIGIBILITY), who use no more than two hundred twenty (220) hours of sick leave each five (5) years, shall be granted a bonus of five (5) days vacation in addition to that granted under the provisions of Article 11.3 (ACCRUED VACATION), each five (5) years based on the following considerations:

                - On January 1, 1987, and January 1, of each fifth year
                  thereafter, the sick leave records of those employees with hire dates prior to August 1, 1981, will be audited. Those employees who have used no more than two hundred twenty (220) hours of sick leave during the five (5) year period immediately preceding the audit will be granted five (5) days vacation to be taken within the twelve (12) month period immediately following the audit date and in accordance with the provisions of Article 11 (VACATIONS).

                - For employees hired after July 31, 1981, their sick leave records will be audited as of the first day following the completion of five (5) years and six (6) months of service and each fifth (5th) year following the initial audit. Those employees who have used no more than two hundred twenty (220) hours of sick leave during the five (5) year period immediately preceding the audit will be granted five (5) days vacation to be taken within the next twelve (12) month period immediately following the audit in accordance with Article 11 (VACATIONS).

                - All unused vacation accumulated under the provisions of this sick leave bonus plan shall be paid at termination of employment as provided under Article 11.6 (UNUSED VACATION) except that no pro rata of vacation entitlements will be allowed for time periods of less than five (5) years.


12.5 LIGHT DUTY: Injured employees who are temporarily unable to perform the functions of their own jobs but are capable of performing light duty work shall be released for light duty assignments either within their own department or another area of the Company where work is available. In the interest of effective case management, the Human Resources department shall administer the light duty work program. Employees working in light duty assignments shall be eligible for a percentage of their base pay according to the following schedule:
                 -   100% of base pay for the first 90 calendar days
                 -   85% of base pay thereafter

           - The employee must have a light duty work release from a doctor. The employee may be allowed to work overtime if it is a continuation of their shift. Employees on light duty will not be eligible for callouts or scheduled overtime. Any employee who returns to work for regular duty must have a full duty release from a doctor. Employees will be eligible for a full light duty benefit after they have worked thirty, (30) calendar days from the time of that release. If an employee returned to regular duty status works for less than thirty, (30) days and is then returned to light duty status for the same injury or illness, the employee will then continue with the original time period.

           Employees, who are injured on the job and are unable to perform their regular duties indefinitely due to partial disability, may be subject to the provisions outlined in Article 12.7 (JOB INCURRED INJURY/PARTIALLY DISABLED EMPLOYEES).

12.6 JOB INCURRED INJURY/SALARY PROTECTION: Any employee who suffers a job incurred injury during the term of this Agreement and who is awarded temporary total compensation benefits as defined in the Nevada

           Industrial Insurance Act shall receive supplemental disability payments in such amounts and under such conditions as described below:

           - The combined amount of disability compensation to which the employee is entitled under any federal, state, and local law, and from the Company shall not exceed the percent of the employee's weekly earnings, from the table listed below, where such earnings are computed at the employee's regular rate for a forty (40) hour, seven (7) day period.

           - Supplemental payments shall be made for the first day recognized by the Workers' Compensation Administration, and shall terminate with the date of the last day of disability recognized by the Workers' Compensation Administration, as evidenced by the remittance portion of the disability check from the Workers' Compensation Administration, which must be presented to the Company, for a maximum period of benefits as defined in the following schedule of benefits, for any one accident regardless of the various periods of disability which may be compensated for the one accident.

                                        MAXIMUM                  PERCENT OF
                 LENGTH                  PERIOD                     BASE
               OF SERVICE             OF BENEFITS                 EARNINGS
               ----------             -----------                 --------
                6 months                13 weeks                     55
                5 years                 26 weeks                     60
                10 years                52 weeks                     65
                15 years                60 weeks                     70
                20 years                65 weeks                     75

           - For a job-incurred disability of less than five (5) days, which does not qualify for Workers' Compensation Administration compensation, employees must use any accrued sick leave, and upon exhaustion of such accrued sick leave shall receive disability benefits as defined above. Any medical absence of five (5) days or more due to a work related injury or illness will be paid by the Workers' Compensation Benefit; employees will not use accrued sick leave.

           - No supplemental disability payments shall be made for any disabling accident caused by the injured employee's violation of any safety rule.

           - Any employee who performs activities for which compensation is received or which exceed the scope of the prescribed physical limitation pertaining to such disability while receiving disability compensation described in this section, shall forfeit his entitlement to all disability benefits and his employment shall be terminated.

12.7 JOB INCURRED INJURY/PARTIALLY DISABLED EMPLOYEES: When, in the opinion of the Company's doctor after consultation with the employees' doctor, regular employees with at least one (1) year of Company service cannot perform their regular work because of partial disability, but can perform other work, the following plan shall be applicable:

         Each case shall be considered on its merits by a committee consisting of the Business Manager of the Union and a Human Resources Representative, and two (2) additional members, one (1) of whom shall be designated by the Union and the other by the Company. The committee shall have the authority to waive the seniority and bidding provisions of this Agreement in order to place the disabled employee, and it shall determine the seniority rights of such employee. This committee may call on anyone who may be able to furnish pertinent information.

         In no event will this Article apply if the employee's disability occurs while self-employed or working for others, for remuneration (except on Union business), or is involved in misconduct or an extreme violation of Company safety rules.

         The panel shall complete an evaluation of the type of work the employee is able to perform or may be able to perform in the future. Evaluation of the employee's capabilities may include but shall not be limited to a physical examination and doctor's reports, the employee's physical and mental ability, willingness to work, and trainability.

         Depending upon the evaluation of the employee and where necessary and practical, the Company shall provide job related education and training. The panel shall also conduct periodic review of these cases to determine if an employee's condition has changed; if the employee's condition has changed, the panel will reevaluate the employee's job assignment.

         The panel will determine the job classification which is appropriate for the work the employee is able to perform, as well as the proper pay rate, taking into account the new classification pay rate or the rate indicated on the following schedule, whichever is greater.

           YEARS OF COMPANY SERVICE          A PAY RATE THAT IS NOT LESS THAN
            1 to 4 years inclusive               70% base rate when injured
           5 to 14 years inclusive               80% base rate when injured
           15 to 24 years inclusive              85% base rate when injured
              25 years and over                  90% base rate when injured

         As long as such employee is paid more than the maximum rate for the job classification in which the employee is placed, the employee shall receive only fifty (50) percent of any base wage increase or lump sum payment in lieu of a base wage increase. Such fifty (50) percent shall be calculated on the employee's personal rate at the time of the increase.

         The placing of a disabled employee in a different job shall not constitute an increase in the Company's normal work force. However, the Company may temporarily increase the number of authorized positions to accommodate an individual when a future vacancy is clearly defined and recognizable. If the committee is unable to place an individual in accordance with these provisions they would be eligible for vocational rehabilitation training, and benefits through the Workers Compensation Insurance. Upon this determination, the individual's employment with the Company will be terminated, and any accrued benefits will be paid at the time of termination.

         The parties agree that the provisions of this Article may be suspended with sixty (60) days written notice, documenting the reasons for this request and the interests, which would need to be addressed for the continuance of this program.

         INJURIES RELATIVE TO DOG BITES
         The Company and Union discussed meter-reading injuries relative to dog bites. The Company and Union agreed to communicate and reinforce, with a representative from the Call Center and Commercial Offices, the importance of their initial contact with the customer in annotating relevant information regarding animals. The Company will endeavor to locate and provide a list of local attorneys who might be interested in representing employees negatively impacted by dog bites.

12.8 SHORT TERM DISABILITY BENEFIT: A regular employee, who has worked more than one thousand forty (1040) straight time hours who shall suffer any disabling illness or injury while not in work status, shall be entitled to disability payments in such amounts and under such conditions as described herein:

          - An eligible employee shall be entitled to receive payments not to exceed the percent of the employee's weekly straight time earnings, such earnings to be computed on the employee's regular rate for a forty (40) hour, seven (7) day period, for a maximum period of benefits at the percent of earnings as defined in the following schedule of benefits.

                                 MAXIMUM                 PERCENT OF
            LENGTH                PERIOD                    BASE
          OF SERVICE            OF BENEFITS               EARNINGS
          ----------            -----------               --------
           6 months*             13 weeks                    55
           5 years               26 weeks                    60
           10 years              52 weeks                    65
           15 years              60 weeks                    70
           20 years              65 weeks                    75

          * Employees in this category may be granted up to thirteen (13) additional weeks of leave without pay for continued disability.

          - No disability payments for an illness shall be made until at least a three (3) days waiting period has been observed, however, an employee must use accrued sick leave to satisfy the waiting period or to extend the waiting period to the maximum of the amount of accrued sick leave.

           - Any female employee who becomes pregnant and is unable to work shall be entitled to disability benefits under this Article, as described above, subject to the following conditions. She must present a document from her attending physician saying that she is under the doctor's care because of the pregnancy and is unable to work. The period of the disability shall begin at least three
               (3) days after the attending physician declares the employee disabled and shall end when the employee is no longer disabled as determined by the attending physician. Pregnant employees must use all accumulated sick leave before disability payments will start. A female employee will not be eligible for pregnancy related disability benefits except for her own disability. An employee who is on maternity leave and recovering from disability may request to have her leave extended for up to three (3) months after termination of pregnancy for child care or other reasons.

           - Any employee who performs activities for which compensation is received or which exceed the scope of the prescribed physical limitation pertaining to such disability while receiving disability compensation described in this section, shall forfeit their entitlement to all disability benefits and their employment shall be terminated.

           - Any employee who returns to work in a light-duty status from short-term disability will not create a new benefit eligibility until they have had a full-duty release and worked for thirty
               (30) calendar days from the time of that release. If an employee returns to short-term disability without satisfying this requirement, their short-term disability benefit will reflect their prior usage and continue until expiration of such benefits.

           - Any employee, who is unable to perform the duties of their position as a result of a non-job-incurred injury, would be considered for any vacancy for which they are qualified. If awarded a position in accordance with Article 7 (SENIORITY AND PROMOTIONS), the employee would receive the appropriate rate of pay for that position.

           - Any employee that exhausts their short-term disability benefit and is unable to return to work at that time, may request one unpaid leave of absence for up to ninety (90) days to allow time for further recuperation or possible vacancies for which they are qualified. Such employees will be allowed to continue their medical coverage at the appropriate COBRA rate for this period of time. If this individual is unable to return to work at the expiration of this unpaid leave, their employment with the Company will be terminated and all accrued benefits will be paid at the time of termination.

12.9 RE-OPENER: The Company and Union may reopen the issue of salary protection relative to sick leave and address common interests at a future date. The request to discuss these issues will be made in accordance with the provisions of Article 17 (TERM OF AGREEMENT).

                                 ARTICLE NO. 13
                            EMPLOYEE BENEFIT PROGRAMS

This Article is amended and restated as of February 1, 2002. Attachments and Letters of Understanding relating to Benefits, formerly residing in the back of the contract, have been incorporated into this Article. For previous language, refer to the prior Contract.

13.1     MEDICAL / DENTAL / VISION
         The "Nevada Power Company Self-funded Medical Benefit Plan" also know as the "NPC Union Plan" shall be incorporated, by reference, into the Agreement for purposes of establishing the levels of benefits for Medical, Dental, and Vision. Changes negotiated in 2002 will become effective July 1, 2002, unless otherwise stated.

         The Letters of Agreement dated July 12, 2000, regarding Benefits Open Enrollment, Survivor Medical Benefits, and Union PPO Plan Pre-Authorization will be incorporated into the CBA.

         The Company agrees to maintain all of these benefits for eligible employees and will provide medical expense, vision expense, and dental expense coverage for eligible dependents for the life of this Agreement. The Company reserves the right to select any insurance carrier or to self-insure all or any portion of these benefits.

         ELIGIBILITY. Eligible employees must have satisfied the requirements satisfied in Article 5 (STATUS OF EMPLOYEES) of this Agreement. Eligible dependents are dependents of eligible employees who meet the "definition of dependent" as contained in the Nevada Power Company Self-Funded Medical Benefit Plan referenced above. Effective July 1, 2002, definition of dependent excludes former spouses.

         OPTIONS. The Company will permit employees to select between the following health care plan options:

               1. NPC Union Plan, the Self-insured Preferred Provider Organization (PPO) (Administered and governed by the Company and its vendors)

               2. Fully-insured PPO (Administered and governed by the respective insurance carrier)

               3. Health Maintenance Organization (HMO) (Administered and governed by the respective insurance carrier)

               4.   No coverage, contingent upon proof of other insurance.

         OPEN ENROLLMENT. Elections of medical plan options will be made in the fall of each year during an open enrollment period. The election remains in effect for the entire Plan Year, unless the employee incurs a "Qualifying Life Event" as defined by the Internal Revenue Code
         Section 125, Cafeteria Plan. If an
         employee fails to enroll, coverage will default to previous year's coverage for himself and dependents. A special open enrollment period will be held in May/June, 2002, to allow mid-year changes prior to July 1st effective date of new plan provisions and premium contributions.

         EMPLOYEE CONTRIBUTIONS. The rates for the NPC Union Plan, will be actuarially determined each Plan Year, based on previous claims experience. The rates for the fully insured PPO and the HMO will be as quoted by the respective insurance carriers. Payroll deduction will be on a pre-tax basis, and taken the first and second pay periods of each month. Employee contributions are defined below.

               a) Effective July 1, 2002, and for Plan Year 2003 cost sharing for all options will be 85% Company and 15% Employee, with a 20% cap on the increase to employee contributions from 2002 to 2003. Effective July 1, 2002, Tier II premiums schedules will be removed.

               b) Effective January 1, 2004, the cost sharing for all options will be 80% Company and 20% Employee, with a 20% cap on the increase to employee contributions from 2004 to 2005 and thereafter.

         PREFERRED PROVIDER ORGANIZATION. Under the, NPC Union Plan, when a Preferred Provider is available within a 60-mile radius of the employee's (or the dependent seeking care) residence, and there is more than one (1) Preferred Provider available to perform the services, the employee will be subject to the PPO provisions and Non-PPO penalties.

         COVERAGE OUTSIDE THE PLAN AREA. Under the NPC Union Plan, participants located in an area sixty (60) miles or more from a Preferred Provider will be reimbursed for services of a Non-PPO Provider at the Preferred Provider scale and will be subject to the usual, customary, and reasonable (UCR) charges for the area in which the service is received.

         CO-INSURANCE. Effective July 1, 2002, under the NPC Union Plan, co-insurance is 80% Company / 20% Employee for care and services rendered by a Preferred Provider and 60% Company / 40% Employee for care and services rendered by Non-PPO Providers.

         MENTAL HEALTH BENEFIT.  Pre-authorization required.
                  Mental health outpatient care:
                        -  100% after $20 co-pay
                        -  60% after deductible for Non-PPO provider
                        -  Limited to fifty (50) visits per year

                  Mental health inpatient care:
                        -  80% after deductible for PPO provider

                        -  60% after deductible for Non-PPO provider
                        -  Limited to thirty (30) days per year

         DENTAL BENEFIT. The Company will provide a dental care benefit, including a dental PPO and an orthodontic benefit for all eligible employees and dependents. Coverage includes the following:

               a)   Annual benefit is $2,000 per person

               b)   Annual deductible is $25 per person/$75 family

               c) Preventive care is covered at 100% with no deductible if a PPO provider is used and 100% after $25 deductible if a Non-PPO provider is used.

               d) After deductible, the following dental treatments are covered at:

                    -    80% for Basic Periodontics / Prosthetics and Oral
                         Surgery

                    -    50% after deductible for Major Restoration

                    - Orthodontia is covered at 100% after deductible up to a separate lifetime maximum of $2,000

                    - All percentages are subject to usual, customary, and reasonable (UCR) charges

         VISION BENEFIT. A vision care program will continue to be available for eligible employees and eligible dependents. This plan covers professional services; examinations every twelve (12) months based on your last date of service; lenses every twelve (12) months based on your last date of service, frames once every twenty-four (24) months based on your last date of service. Examinations will have a twenty-five ($25) dollar co-pay for a PPO Provider and a maximum of forty dollars ($40) paid for a Non-PPO Provider. The vision care program also provides one pair of prescription safety glasses to employees whose job duties require eye protection in accordance with the Company's established safety standards, once every twelve (12) months based on your last date of service, if needed.

         PRESCRIPTION DRUG BENEFIT. The Company will provide all eligible employees and eligible dependents a prescription drug service that allows participants to obtain prescription drugs through preferred pharmaceutical outlets. Effective July 1, 2002, the following co-pays apply:

         *    RETAIL
               1.   Generic ("Tier 1") = $5 co-pay for 30-day supply
               2.   Brand Name ("Tier 2") = $15 co-pay for 30-day supply
               3.   Non-Preferred ("Tier 3") = $35 co-pay for 30-day supply

          *    MAIL ORDER - AVAILABLE FOR "MAINTENANCE" (LIFE-SUSTAINING) DRUGS
               ONLY
               1.   Generic ("Tier 1") = $10 co-pay for 90-day supply
               2.   Brand Name ("Tier 2") = $30 co-pay for 90-day supply

               3.   Non-Preferred ("Tier 3") = $70 co-pay for 90-day supply

         If there is no generic substitute, the brand name co-pay applies. If the doctor indicates ("dispense as written") and a generic substitute is available the brand name co-pay applies. If the employee and /or dependent choose a brand name and there is a generic available, they will pay the brand name co-pay plus the difference in cost between the generic and brand name prescription.

13.2     DEPENDENT CARE FLEXIBLE SPENDING ACCOUNT (DCFSA)
         The Company will provide a Dependent Care Flexible Spending Account (DCFSA) that allows pre-tax funding of dependent care and child care expenses. Eligibility will be the same as health care, six (6) months for full-time and 1,040 hours for part-time. Effective July 1, 2002, temporary employees are no longer eligible for this benefit. Payroll deduction will be taken the first and second pay periods of each month.

13.3     HEALTH CARE FLEXIBLE SPENDING ACCOUNT (HCFSA)
         Effective January 1, 2003, the Company will offer a Health Care Flexible Spending Account (HCFSA) that allows pre-tax funding of qualified health care expenses for employees and dependents. Eligibility will be the same as health care, six (6) months for a full-time employee and 1,040 hours for a part-time employee. Temporary employees are not eligible. Payroll deduction will be taken the first and second pay periods of each month.

13.4     RETIREMENT
         The Sierra Pacific Resources Retirement Plan, restated on January 1, 2000, is a defined benefit pension plan bearing No. 01. The Plan, including amendment No. 1 dated November 29th, 2001, and amendments generated by 2002 negotiations, shall be incorporated by reference into this Agreement. The Company has, since January 1, 1976, been paying the entire cost of the retirement plan. All participants in the retirement plan, which was in effect before January 1, 1976, have and are guaranteed all accrued benefits under that retirement plan as computed on December 31, 1975. Effective April 1, 2002, unless noted otherwise, the following provisions shall apply:

         ELIGIBILITY. Employees become a Plan participant after they reach age twenty-one (21) and earn a year of eligibility service. A year of eligibility service is earned by being credited with at least 1,000 hours of service during a twelve-month period measured from the employee's date of hire or in any subsequent calendar year. Contingent Workers are not eligible to participate in the Plan. If a temporary employee is subsequently hired as a regular employee, the temporary time will be counted towards Eligibility, Vesting, and Benefit Accrual Service.

         BENEFIT ACCRUAL SERVICE. Benefit Accrual Service includes all pre-participation service, including the first year of eligibility service and all service prior to age twenty-one (21).

         VESTING. Vesting Service recognizes service prior to age eighteen (18) and has changed from five (5) years of service with at least 1,000 hours worked in each year, to five (5) years of service with at least one hour worked in each year.

         RETIREMENT FORMULA. The formula is (Final Average Earnings x 1.5% x Benefit Accrual Service).

         85-POINT PROVISION. Unreduced retirement benefits are available to employees who meet the eligibility criteria and terminate: at age sixty-five (65); at age sixty-two (62) with at least five (5) years of Vesting Service; or upon reaching age fifty-five (55) with a total of eighty-five (85) points when age and Benefit Accrual Service are added together.

         EARLY RETIREMENT FACTORS. Early retirement benefits for participants that elect to start their benefits prior to reaching age sixty-two
         (62), will be reduced by five percent (5%) per year. This five percent (5%) reduction shall be adjusted for the participant's exact age at early retirement. Employees that are eligible for the 85 Point Provision will not be subject to any reductions in post retirement medical or pension benefit.

         DEFINITION OF EARNINGS. Effective January 1, 2000, "Earnings" shall be defined as base salary, Company observed and floating holiday pay, sick leave, vacation, short-term disability earnings, shift premiums, upgrade pay, overtime, annual incentive pay, plus any deferrals to 401(k) or 125 (Flexible Spending Account/Pre-tax Medical) plans. Earnings shall specifically exclude retention bonuses, severance pay, moving expenses, pay advances, service awards, meal allowances/reimbursements, certification awards, education reimbursements, cash-outs of sick leave and personal time pay, ineligible holiday pay, Union negotiations pay, imputed life insurance, tax gross-ups, unpaid family and medical leave, unpaid personal leave, banked compensation time, and customer service prizes. Eligible Earnings actually paid to the participant prior to termination of employment will be used to determine Final Average Earnings (FAE).

         FINAL AVERAGE EARNINGS. Final average earnings (FAE) are the highest 60 consecutive calendar months (5 years) during the last 120 months (10 years) of employment. If an employee can show proof of prior earnings resulting in a higher FAE [60 consecutive calendar months (5 years)], the Company will recognize those earnings

         ANNUITY OPTIONS. Single Life Annuity (SLA) and Joint & Survivor Annuity Options are available. Joint & Survivor Annuity Options are 50%, 75%, and 100%. The "automatic" benefit for married participants, in the absence of an election, is the 50% Joint and Survivor annuity. This option is to be decided by participant at time of retirement with a five-year "pop-up" provision.

         LEVEL INCOME OPTION. A Level Income Option was added to provide a level amount of retirement income when Retirement and Social Security benefits are combined. This option is available to employees who are under age sixty-two (62) and elect a Single Life Annuity.

         LUMP SUM LIMIT.  The Lump sum limit is $50,000.

         DISABILITY BENEFITS. Pension benefits for participants who incur a disability, as defined in the Plan, after ten (10) years of Benefit Accrual Service and who have at least sixty (60) points when age and Benefit Accrual Service are added together shall continue to accrue Benefit Accrual Service while eligible to receive disability benefits under either the Social Security Act or the Company's Long Term Disability Plan. Participants may elect to commence benefits as early as age fifty-five (55), but Benefit Accrual Service will stop accruing after the benefits have commenced and an early retirement factor will apply to benefits commenced prior to reaching age sixty-two (62).

         ACCRUED SICK LEAVE. All sick leave accrued at the time of termination will be added to years of Benefit Accrual Service for vested participants.

         VACATION EARNINGS ADJUSTMENT. Final Average Earnings (FAE) will not be adjusted to include accrued vacation at the time of termination.

         HARDSHIP WITHDRAWALS. Effective January 1, 2000, hardship withdrawals are not permitted.

         RETIREE LIFE INSURANCE. Effective January 1, 2000, employees who retire on or after attaining age fifty-five (55) with at least ten (10) years of service are eligible for Retiree Life Insurance. Post-Retirement Death Benefit was removed from the Retirement Plan, effective January 1, 2000, and replaced by an insured $10,000 retiree death benefit. This effectively increased the value of the benefit since Life Insurance is not taxable to the beneficiary, while the previous benefit was taxable income.

13.5     POST RETIREMENT MEDICAL
         Employees who retire on or after age fifty-five (55) with at least ten
         (10) years of service are eligible for Post-Retirement Medical benefits.

         Effective April 1, 2002 the post-retirement medical calculation for the employer contribution is as follows:

               a) For employees who retire from the Company prior to reaching age sixty-five (65), the Company will contribute $240 per year of service (maximum of 35 years). If an employee retires prior to reaching age sixty-two (62) and has not obtained 85 points as outlined in the Retirement Plan, the $240 is reduced by 5% for each year under age sixty-two
                    (62). Upon reaching age sixty-five (65), the $240 is reduced to $120 per year of service (35-year maximum).

               b) For employees who retire from the Company on or after reaching age sixty-five (65), the Company will contribute $120 per year of service (35-year maximum).

         Effective January 1, 2003, the Company will reinstate a PPO option that costs less than the self-funded plan for retirees. This option may be the current "Sierra Select Plan" or other plan as selected by the Company.

13.6     401(K)
         The "SPR 401(k) Plan", Local 396 Schedule of Benefits, shall be incorporated, by reference, into the Agreement for purposes of establishing the level of benefits for 401(k). Changes negotiated in 2002 will become effective July 1, 2002, unless otherwise stated.

         ELIGIBILITY. All regular full-time and part-time employees are eligible on the 1st of the month following their date of hire. Temporary employees may join the plan after completing one year of service and having worked at least 1,000 hours in that year.

         VESTING. There is no vesting period. Company match is 100% vested upon receipt.

         MATCHING CONTRIBUTIONS. The matching contribution is 100% of the employee's contribution, to a maximum of 6% of eligible income. 25% of Company contributions will be invested in Sierra Pacific Resources Company stock. There is no "hold" requirement on SRP stock. Funds may be diversified upon receipt.

         EMPLOYEES DEFERRAL CONTRIBUTIONS. Effective on July 1, 2002, employees' deferral limit will increase from 15% to 100%, with a maximum of $40,000, subject to IRS limitations.

         "CATCH-UP" CONTRIBUTIONS. Effective July 1, 2002, eligible employees who have attained at least age fifty (50) on or before the close of each Plan Year, shall be eligible to make pre-tax catch-up contributions in accordance with, and subject to the limitations of, IRS Code Section 414(v). These contributions are not subject to Company matching contributions. In 2002, the "catch-up" amount is $1,000 and increases by $1,000 increments until 2006.

         LOAN PROVISION. Loans may be taken against 401(k) account balances, minimum $1,000, maximum $50,000 (or 50% of total account balance, whichever is less). General-purpose loans are required to be paid back within five (5) years. Loans for the purchase of a primary residence are required to be paid back within ten (10) years.

13.7     LIFE INSURANCE
         BASIC LIFE. The greater of $46,000 or 1.4 times your base pay (maximum $1,000,000). Benefits from this policy shall be in addition to any other insurance plan. Eligibility is the same as health care, six (6) months for full-time and 1,040 hours for part-time.

         BASIC ACCIDENTAL DEATH & DISMEMBERMENT (AD&D). The greater of $46,000 or 1.4 times your base pay (maximum $1,000,000) paid in the event of death resulting from an "accident" as defined by the respective insurance carrier. Benefits from this policy shall be in addition to any other insurance plan. Eligibility is the same as health care, six
         (6) months for full-time and 1,040 hours for part-time.

         BUSINESS TRAVEL ACCIDENT. All employees covered by this Agreement will be covered by an accidental death and dismemberment policy in the amount of $50,000. This policy shall apply only when an employee is traveling on Company business outside their regularly assigned work location. Benefits from this policy shall be in addition to any other insurance plan. Eligibility is the same as health care, six (6) months for full-time and 1,040 hours for part-time.

         SUPPLEMENTAL LIFE. The Company will provide a supplemental life insurance program that allows employees desiring such coverage to purchase supplemental life insurance for themselves at group rates. The employees will pay for supplemental life insurance premiums through payroll deduction. The Company will pay all administrative expenses, exclusive of carrier expense normally absorbed in the rates. Benefits from this policy shall be in addition to any other insurance plan. Payroll deduction will be taken the first and second pay period of each month. Eligibility is the same as health care, six (6) months and full-time employment status.

13.8     LONG TERM DISABILITY
         ELIGIBILITY. Employees may purchase Long Term Disability (LTD) coverage on a voluntary basis through payroll deduction. Eligibility will be the 1st of month following date of hire. Temporary employees are not eligible for this benefit. Payroll deduction will be taken on a post-tax basis the first and second pay periods of each month.

         COVERAGE. Coverage is the lesser of 60% of monthly base earnings rounded to the nearest dollar or the maximum disability benefit ($10,000 a month), less other income benefits as named in the summary description.

13.9     SHORT TERM INCENTIVE PLAN "STIP"
         Each contract year there will be up to a 4% Short Term Incentive Pay
         (STIP) bonus potential. The STIP will be paid upon achievement of corporate and business unit goals as defined by the Company. The corporate and business unit goals will be identical for all employees, including MPAT, and will change each year. If the corporate financial target is not achieved in a contract year, the STIP will not be funded. The financial target is the trigger. Extraordinary events affecting performance of a goal may be considered by the CEO in determining the size and existence of the award.

           ELIGIBILITY
               -    Must be employed on the last day of the fiscal year
               -    Regular Full-Time or Part-Time Employees
               -    Temporary Employees are not eligible
               - Employees must complete a six (6) month (and/or 1040 hours) probationary period by the last day of the year-end payroll period.

           CALCULATION

               - STIP will be calculated using the employee's hourly rate as of the end of the payroll year; multiplied by the actual regular/straight time hours worked, not to exceed 2080 hours. Once earned, annual award will be paid on or before April 15th for the prior years performance.

           (Straight time hours x base hourly wage) x Achievement Percentage. Achievement Percentage = STIP Opportunity of 4% x Performance Results

           PRORATION
           The Company will prorate the STIP for the following reasons:

               -    Employee retires
               -    Deceased
               -    Company initiated severance

           The Company will also prorate the STIP if an employee transfers from one bargaining unit to another (i.e. from IBEW 396 to IBEW 1245, or visa versa), or from a MPAT position to a bargaining unit position or visa versa.

                                 ARTICLE NO. 14
                                LEAVES OF ABSENCE

14.1 SHORT TERM LEAVES: Provided the needs of the Company will permit, time off without pay for any period of thirty (30) calendar days or less may be granted employees upon a written application to their department head showing good and sufficient reason for such request. This shall not be construed as a leave of absence without pay, as the term is used in this Agreement. A leave of absence without pay is defined as a period of authorized absence from service in excess of thirty (30) days.

14.2 JUSTIFICATION: Leaves of absence shall be granted to regular employees for urgent substantial personal reasons, provided adequate arrangements could be made to take care of the employee's duties without undue interference with the normal routine of work. Leave will not be granted if the purpose for which it is requested may lead to the employee's resignation.

14.3 DURATION: A leave shall commence on and include the first work day on which an employee is absent and terminate with and include the work day preceding the day the employee's leave expires. The conditions under which an employee shall be restored to employment on the termination of his leave of absence shall be clearly stated by the Company on the application for leave form.

14.4 SENIORITY: Except as otherwise provided herein, an employee's seniority shall not accrue while on leave without pay. However, an employee's status as a regular employee shall not be impaired by a leave of absence. Any period of authorized absence without pay for thirty (30) days or less shall not affect an employee's seniority status. Upon return from leave, an employee shall return to regular status.

14.5 UNION OFFICE: The Company shall, at the request of the Union, grant a leave of absence without pay for four (4) years or less to an employee who is appointed or elected to any office or position in the Union whose services are required by the Union. The seniority of an employee who is granted a leave of absence under the provisions of this Section shall accrue during the period of such leave. Upon mutual Agreement with the Union, the Company may extend the leave of the incumbent for additional terms up to four (4) years per request. The Company will provide medical coverage for this individual at the single coverage rate. This individual must make the established monthly employee contribution for health coverage.

14.6 PUBLIC OFFICE: Employees elected or appointed to public office shall be granted a leave of absence for the duration of such appointment or election. Such absence shall not affect accrual rates for seniority purposes; however, sick leave and vacation shall not accrue during this period and group medical benefits shall be paid by the employee at the Company's current premium rate.

14.7 MILITARY LEAVE: A leave of absence shall be granted to employees who enter the armed forces of the United States, however, any such leave of absence and the reinstatement of any such employee shall be subject to the terms of the Selective Training and Service Act of 1940, as amended. Employees who are members of the armed services who are drafted and are called to active duty shall accrue Company seniority while they are absent on military duty.

           A regular employee, or a temporary employee who has worked more than one thousand forty (1040) straight time hours, who is a member of the armed forces reserve units, or the National Guard, and who is required to attend annual training sessions, will be granted a leave of absence for the duration of such assignment. In addition, the Company will pay such employee the amount, if any, by which the remuneration received from the government is less than the base straight time earnings the employee would have received for the same period, not to exceed eighty (80) hours in a calendar year. Such items as subsistence, travel, uniform and other allowances will not be included in computing the remuneration received from the government. The Company will require satisfactory evidence of attendance and remuneration received.

14.8 FAILURE TO RETURN FROM LEAVE: If employees fail to return immediately on the expiration of their leave of absence, or if they accept other employment while on leave, they shall forfeit the leave of absence and terminate their employment with the Company.

14.9 FUNERAL LEAVE: A regular employee, who has worked more than one thousand forty (1040) straight time hours, who is absent from duty due to a death in the employee's immediate family will be excused without loss of regular pay for the time required not to exceed forty
           (40) hours for making funeral arrangements and attending the funeral, provided the employee attends the funeral, furnishes a death certificate to the payroll department within thirty (30) days. Additional time may be taken to insure four working days off; any hours in excess of forty (40) hours can be taken as vacation or personal time off without pay. Immediate family shall mean the employee's grandparents, mother, father, stepmother, stepfather, brother, sister, spouse's grandparents, spouse's parents, spouse's children, spouse, son, daughter, or grandchildren.


14.10 JURY DUTY: When regular employees, or temporary employees who have worked more than one thousand forty (1040) straight time hours, are absent from work in order to serve as a juror or to report to the court in person in response to a jury duty summons or to report for jury examination, they shall be granted pay for those hours spent in such service during their regular work day or regular work week. Employees shall furnish the Company with a statement from an officer of the court setting forth the time and days on which they reported for jury duty and their compensation due or received for jury duty.

14.11 SUBPOENA: If employees are absent from work, in order to serve as a witness in a case in a court of law to which they are not a party, either directly or as a member of a class action suit, and where such absence is in response to a legally valid subpoena or its equivalent, the employee shall be granted leave with pay for those hours for which the employee is absent from work during the employee's regularly scheduled working hours, provided the employee submits evidence of such service as a witness, detailing the time required to testify.

14.12 FAMILY LEAVE: Employees who are eligible for benefits but have less than one year of service with the Company are entitled to forty-five
           (45) calendar days of unpaid family leave to use for the birth or adoption of a child. Vacation pay may be used for a portion of this leave of absence but will not extend the leave to more than forty-five (45) days.

14.13 FAMILY AND MEDICAL LEAVE: Employees who are eligible for benefits and have one year or more of Company service may be entitled to twelve
           (12) weeks of unpaid leave in accordance with the Federal Family and Medical Leave Act (FMLA)of 1993.


                                 ARTICLE NO. 15
                               GENERAL PROVISIONS

15.1 SUPERVISORY RESPONSIBILITIES IN EMERGENCY CONDITIONS: It is the intention of the Company that supervisors shall generally confine their activities to the supervision of the work or operations being performed. In certain instances, should emergency conditions arise, it may be necessary for them to perform those tasks normally assigned to bargaining unit employees. Under ordinary circumstances, such instances will very rarely occur, but since the safety of personnel or Company property may be in jeopardy, it must remain management's prerogative to determine when conditions require the actions described above. In the same manner it is the intention of management that the "chain of command" be adhered to, by both supervisors and bargaining unit employees. However, in the case of emergencies, there will be occasions when it may be necessary for a senior supervisor to bypass normal chain of command in order to prevent difficulties. Common sense and good judgment must be exercised in applying these paragraphs.

15.2 NEW CLASSIFICATIONS/WAGES: Any new rate covering work normally performed by employees within the bargaining unit shall first be discussed with the Union and the rate established for such work shall be that mutually agreeable to both parties. When advances in technology or other changes that materially affect job duties and responsibilities, the Union and the Company will agree to revise job descriptions as needed.

15.3 REMOVING LETTERS OF DISCIPLINE: Any employee who receives a written letter of reprimand which is a part of the personnel file maintained in the Company's Human Resources office, may, after three (3) years from the date of such letter, request in writing to have the letter removed. Upon such written request, the Company shall remove the letter and return it to the employee. If the behavior that warranted the letter has changed or been corrected, the employee's current supervisor can remove the letter from the employee's personnel file by documenting this change in behavior and providing written authorization to human resources.

15.4 FACILITIES: The Company will provide on its premises clean, sanitary and reasonably comfortable rest and wash rooms, including first aid cots for female employees, together with a proper place for storing lunches carried by employees, and reasonably safeguarding employee's out-of-door clothing and necessary personal effects on the Company's property during the time employees are on duty. The Union agrees to cooperate with the Company in the maintenance of these facilities.

15.5 FAMILY ISSUES: The Company and the Union recognize that work/family issues will continue to be at the forefront of workplace activities. As such, the Company and the Union have agreed to address the issues of job sharing, telecommuting and other alternative work schedules or programs which allow both the Company and employee maximum flexibility without jeopardizing customer service. These issues will be addressed through labor/management meetings and may be initiated on a case-by-case basis.

15.6 LABOR/MANAGEMENT MEETINGS: The Company and the Union agree to hold periodic meetings to discuss matters, which are covered by the Agreement. These meetings will be held on Company premises during work hours and shall be held as needed, but not less than every sixty
           (60) days. The number of employee attendees who are covered by the Agreement shall be limited to the stewards and other employees reporting to the Company premises designated as the site of a particular meeting. Both the Company and Union recognize the value in formally convening to discuss issues that affect departmental policies, procedures, and collective bargaining provisions. The Company and Union agreed to continue holding departmental labor/management meetings as a forum to clarify; address interests, and problem-solve solutions that mutually benefit all employees. The Company recognizes the value of participation and input from all its employees and the Union's facilitation of this process is critical to our mutual success.

15.7 INCENTIVE PROGRAMS: The Company and the Union agree to discuss all incentive programs which are an addition to base wages.


                                 ARTICLE NO. 16
                                  WORKING RULES


                                  REFER TO TABS


                                 ARTICLE NO. 17
                                TERM OF AGREEMENT

17.1 DURATION: This Agreement shall take effect on February 1, 2002, and shall continue in effect for the term February 1, 2002 to February 1, 2005, and shall continue in full force and effect from year to year thereafter unless written notice of termination shall be given by either party to the other at least sixty (60) days prior to the end of the then current term.

17.2 AMENDMENTS: If either party desires to amend this Agreement, it shall give notice thereof to the other party at least sixty (60) days but not more than seventy (70) days, prior to the end of the then current term, and the party desiring to amend or revise this Agreement shall submit to the party so notified a detailed outline of the Articles and Sections to be amended or revised at the time the notice is given, except and unless otherwise mutually agreed to by the parties during this period of notice defined herein. Negotiations on the amendments or revisions shall take place, so far as possible, in the sixty (60) day period prior to the end of the then current term. Failure of the parties to agree on such proposed amendment or revision shall not cause termination of this Agreement unless either party has given notice of termination as provided in Article 17.1 above.

17.3 PROVISIONS IN CONFLICT WITH THE LAW: In the event that any provision of this Agreement shall at any time be made invalid by applicable legislation, or be declared invalid by any court of competent jurisdiction, such action shall not invalidate the entire Agreement, it being the express intention of the parties that all other provisions not made invalid shall remain in full force and effect.

17.4 CHANGE IN COMPANY STATUS: This Agreement shall be binding upon the successors and assigns of the Company, and no provisions, terms or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by the consolidation, bankruptcy, merger, sale, transfer, reorganization or assignment of the Company, or by any change in the legal status, ownership or management thereof.

17.5 EFFECTIVE DATE OF AGREEMENT: It is mutually agreed by and between the parties signatory hereto that the Agreement dated February 1, 1998, is superseded by this Agreement dated as of February 1, 2002. Except as otherwise expressly provided herein, the provisions of this Agreement shall be effective February 1, 2002.

In witness whereof, the parties hereto have executed this Agreement on February 1, 2002


Local Union #396 of the International
Brotherhood of Electrical Workers (AFL-CIO)


--------------------------------------------------------------------------------

James C. Anzinger
Business Manager/Financial Secretary
IBEW Local 396

--------------------------------------------------------------------------------

Mark Ruelle
President
Nevada Power Company


                              NEGOTIATING COMMITTEE

        IBEW, LOCAL NO. 396                                NEVADA POWER
        -------------------                                ------------
        Jim Anzinger                                       Mark Sandoval
        Kenneth Cooper                                     Mary Jean Snow
        Madeline Anzinger                                  Diane Bates
        John Caruso                                        Vincent Burton
        Lisa Duran                                         John Carrell
        Duane Hopster                                      James Christensen
        Ernest Moyes                                       Zelender Dye
        William Neiles                                     Robin Simmons
        Shannon Skinner                                    Leonard Zeedyk
        Robert Vigil
        Edwin Westby